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                                 EXHIBIT 99.1
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                            SOUTHWEST BANCORP, INC.


CONTACT:      KERBY CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:    (405) 372-2230
RELEASE DATE: JULY 2, 1997

                            SOUTHWEST BANCORP, INC.
               ANNOUNCES POTENTIAL SALE OF CREDIT CARD PORTFOLIO


     Southwest Bancorp, Inc. (NASDAQ: OKSB, OKSBP, OKSBO), Inc. announced today that its principal subsidiary, the Stillwater National Bank and Trust Company, is negotiating the terms of a possible sale of all or a substantial portion of its existing credit card portfolio at a premium before taxes, but net of other, related expenses, that is preliminarily estimated to range from $3.0 million to $4.5 million. Any such sale is subject to negotiation of a definitive agreement and the completion of a due diligence review by the potential acquiror, among other things. The Company anticipates that, subject to satisfaction of those conditions, such a sale would be completed during 1997.

     It is expected that any agreement for sale would allow Stillwater National Bank and Trust Company to retain its affiliation with its credit card customers.


     Southwest Bancorp, Inc. is a publicly-owned company headquartered in Oklahoma. Its subsidiary, the Stillwater National Bank and Trust Company, operates six offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma.